CODE OF ETHICS


---------------------
(Print Name)

                                                                   Exhibit 16(a)

MORGAN STANLEY DEAN WITTER ADVISORS INC.
MORGAN STANLEY DEAN WITTER SERVICES COMPANY INC.
MORGAN STANLEY DEAN WITTER DISTRIBUTORS INC.

Effective September 1, 1994 (as amended through November 1, 2000)

I.   Introduction

     Morgan Stanley Dean Witter Advisors Inc. ("MSDW Advisors"), a subsidiary of Morgan Stanley Dean Witter & Co., is an investment adviser or manager of a group of investment companies, referred to herein as the "Morgan Stanley Dean Witter Funds." MSDW Advisors also serves as investment adviser to other clients, including corporate pension funds, other institutions and individuals ("MSDW Advisors Managed Accounts").

     This Code of Ethics is adopted by MSDW Advisors in keeping with the general principles and objectives set forth in Sections II and III below, and to enforce the highest legal and ethical standards in light of its fiduciary obligations to the Morgan Stanley Dean Witter Fund shareholders and to MSDW Advisors' other clients. It has also been adopted by Morgan Stanley Dean Witter Services Company Inc. ("Services"), a wholly owned subsidiary of MSDW Advisors, and by Morgan Stanley Dean Witter Distributors Inc. ("Distributors"), a wholly-owned subsidiary of Morgan Stanley Dean Witter & Co.), to apply to their Directors, officers and employees.

     Employees, officers and Directors of MSDW Advisors, Services and Distributors are also referred to the Morgan Stanley Dean Witter Policy Statement on Insider Trading (attached), which is incorporated in this Code.

II.  General Principles

     A.   Shareholder and Client Interests Come First

          Every officer, director or employee of MSDW Advisors, Services and Distributors owes a fiduciary duty to the shareholders of the Morgan Stanley Dean Witter Funds and to all other clients of MSDW Advisors. This means that in every decision relating to investments, employees and affiliates must recognize the needs and interests of the Morgan Stanley Dean Witter Fund shareholders and other MSDW Advisors clients, and be certain that at all times the interests of the shareholders and other clients are placed ahead of any personal interest.

     B.   Avoid Actual and Potential Conflicts of Interest

          The restrictions and requirements of this Code of Ethics are designed to prevent behavior which conflicts, potentially conflicts or raises the appearance of actual or potential conflict with the interests of the shareholders of the Morgan Stanley Dean Witter Funds and MSDW Advisors Managed Account clients. It is of the utmost importance that the personal securities transactions of employees and affiliates be conducted in a manner consistent with both the letter and spirit of this Code of Ethics, including these principles. Only then can an individual, and MSDW Advisors, Services and Distributors as a whole, be certain to avoid any actual or potential conflict of interest or any abuse of an individual's position of trust and responsibility.

     C. Avoid Undue Personal Benefit

        MSDW Advisors, Services and Distributors employees and affiliates should ensure that they do not acquire undue personal benefit or advantage as a result of the performance of their normal duties as they relate to the Morgan Stanley Dean Witter Funds and other MSDW Advisors clients. Consistent with the first principle that the interests of the Morgan Stanley Dean Witter Fund shareholders and other MSDW Advisors clients must always come first is the fundamental standard that undue personal advantage deriving from the management by MSDW Advisors of other people's money is to be avoided.

III. Objective

     The Securities and Exchange Commission's code of ethics rule contained in the Investment Company Act of 1940 makes it unlawful for certain persons associated with investment advisers or principal underwriters of investment companies to engage in conduct which is deceitful, fraudulent, or manipulative, or which involves false or misleading statements, in connection with the purchase or sale of a security held or proposed to be acquired by an investment company. In addition, Section 204A of the Investment Advisers Act of 1940 requires investment advisers to establish, maintain and enforce written policies and procedures designed to prevent misuse of material non-public information. The objective of this Code is to maintain the behavior of certain individuals associated with MSDW Advisors, Services and Distributors (herein called "Access Persons") within the general principles set forth above, as well as to prevent such persons from engaging in conduct proscribed by the code of ethics rule and Section 204A of the Investment Advisers Act. The Compliance Officer or Compliance Coordinator in MSDW Advisors Risk Management Department will identify all Access Persons and notify them of their reporting obligations at the time they become an Access Person. Access Persons include all directors, officers and employees of MSDW Advisors, Services or Distributors except those directors and officers of Distributors who meet the following three criteria: (i) they do not devote substantially all working time to the activities of MSDW Advisors, Services or Distributors; (ii) they do not, in connection with their regular functions and duties, participate in, obtain information with respect to, or make recommendations as to, the purchase and sale of securities; and (iii) they do not have access to information regarding the day-to-day investment activities of MSDW Advisors, Services or Distributors (those Directors and officers must, however, file quarterly transaction reports pursuant to Section V., sub-section D., below). An Officer or employee of MSDW Advisors, Distributors or Services on leave is not considered an Access Person hereunder, provided that during the period such person is on leave, subparagraphs (ii) and (iii) in the preceding sentence are applicable.

IV.  Grounds for Disqualification from Employment

     Pursuant to the terms of Section 9 of the Investment Company Act of 1940, no director, officer or employee of MSDW Advisors, Services or Distributors may become, or continue to remain, an officer, director or employee, without an exemptive order issued by the Securities and Exchange Commission, if such director, officer or employee is, or becomes:

     A. within the past ten years convicted of any felony or misdemeanor involving the purchase or sale of any security or arising out of the officer's or employee's conduct as an affiliated person, salesman or employee of any investment company, bank, insurance company or entity or person required to be registered under the Commodity Exchange Act; or

     B. permanently or temporarily enjoined by any court from acting as an affiliated person, salesman or employee of any investment company, bank, insurance company or entity or person required to be registered under the Commodity Exchange Act, or from engaging in or continuing any conduct or practice in connection with any such activity or in connection with the purchase or sale of any security.

     It is your obligation to immediately report any conviction or injunction to the General Counsel of MSDW Advisors.

V.   Personal Transactions in Securities

     A.   Prohibited Conduct

          No Access Person shall buy or sell any security for his own account or for an account in which he has, or as a result of the transaction acquires, any direct or indirect beneficial ownership (referred to herein as a "personal transaction") unless:

          1.   advance clearance of the transaction has been obtained; and

          2. the transaction is reported in writing to MSDW Advisors in accordance with the requirements of sub-section D below.

     B.   Restrictions and Limitations on Personal Securities Transactions

          The following restrictions and limitations govern investments and personal securities transactions by Access Persons. Unless otherwise indicated, all restrictions and limitations are applicable to all Access Persons:

          1. Securities purchased may not be sold until at least 30 days from the purchase trade date and may not be sold at a profit until at least 60 days from the purchase trade date. In addition, securities sold may not be repurchased until at least 30 days from the sale trade date. In addition, securities sold may not be purchased at a lower price until at least 60 days from the sale trade date. Any violation will result in disgorgement of all profits from the transactions.

          2.   No short sales are permitted.

          3. No transactions in options or futures are permitted, except that listed options may be purchased and covered call options written. No options may be purchased or written if the expiration date is less than 60 days from the date of purchase. No option position may be closed at a profit less than 60 days from the date established.

          4. No Access Person may acquire any security in an Initial Public Offering (IPO).

          5a. Private placements of any kind may only be acquired with special permission of the Code of Ethics Review Committee, and, if approved, will be subject to continuous monitoring for possible future conflict. Any Access Person wishing to request approval for private placements must complete an MSDW Advisors Private Placement Approval Request Form and submit the form to MSDW Advisors' Risk Management Department. A copy of MSDW Advisors Private Placement Approval Request Form, which may be revised at any time, is attached as Exhibit A. Where the Code of Ethics Review Committee approves any acquisition of private placements, its decision and reasons for supporting the decision will be documented in a written report, which is to be kept for five years in MSDW Advisors' Risk Management Department after the end of the fiscal year in which the approval was granted.

          5b. Any Access Person who has a personal position in an issuer through a private placement must affirmatively disclose that interest if such Access Person is involved in consideration of any subsequent investment decision regarding any security of that issuer or an affiliate by any Morgan Stanley Dean Witter Fund or MSDW Advisors Managed Account. In such event, the final investment decision shall be independently reviewed by MSDW Advisor's Chief Investment Officer. Written records of any such circumstance shall be maintained and sent to the MSDW Advisors' Risk Management Department.

          6. Access Persons with MSDW Online accounts are permitted to trade only between the hours of 9:30 a.m. and 4:00 p.m. (New York time). Trading after hours is prohibited.

THE FOLLOWING RESTRICTIONS, 7a, 7b AND 7c, APPLY ONLY TO (i) PORTFOLIO MANAGERS (AND ALL PERSONS REPORTING TO PORTFOLIO MANAGERS) AND (ii) PERSONNEL IN THE MSDW ADVISORS TRADING DEPARTMENT.

     7a. No purchase or sale transactions may be made in any security by any portfolio manager (or person reporting to a portfolio manager) for a period of seven (7) days before or after that security is bought or sold by any Morgan Stanley Dean Witter Fund (other than Morgan Stanley Dean Witter Value-Added Market Series, Morgan Stanley Dean Witter Select Dimensions Investment Series -- Value-Added Portfolio, Morgan Stanley Dean Witter Index Funds, or Portfolios) or MSDW Advisors Managed Account for which such portfolio manager (or the portfolio manager to whom such person reports) serves in that capacity.

     7b. No purchase or sale transactions may be made in any security traded through the MSDW Advisors trading department by any person employed in the MSDW Advisors trading department for a period of seven (7) days before or after that security is bought or sold by any Morgan Stanley Dean Witter Fund (other than Morgan Stanley Dean Witter Value-Added Market Series, Morgan Stanley Dean Witter Select Dimensions Investment Series -- Value-Added Portfolio, Morgan Stanley Dean Witter Index Funds, or Portfolios) or MSDW Advisors Managed Account.

     7c. Any transactions by persons described in (a) and (b) above within such enumerated period will be required to be reversed, if applicable, and any profits or, at the discretion of the Code of Ethics Review Committee, any differential between the sale price of the individual security transaction and the subsequent purchase or sale price by a relevant MSDW Fund during the enumerated period, will be subject to disgorgement.

          IMPORTANT: Regardless of the limited applicability of Restriction 8, MSDW Advisors' Risk Management Department monitors all transactions by all Access Persons in order to ascertain any pattern of conduct which may evidence conflicts or potential conflicts with the principles and objectives of this Code, including a pattern of frontrunning. On a quarterly basis, MSDW Advisors' Risk Management Department (i) will provide the MSDW Funds Boards of Directors with a written report that describes issues that arose during the previous quarter under this Code and if applicable, each MSDW Funds' Sub-Adviser's Code, including but not limited to, information about material violations and sanctions imposed in response to the material violations, and (ii) on an annual basis, will certify that MSDW Advisors has adopted procedures reasonably necessary to prevent Access Persons from violating this Code.

C.   Advance Clearance Requirement

     1.   Procedures
          (a)  From Whom Obtained
               Subject to the limitations and restrictions of B above, advance clearance of a personal transaction in a security must be obtained from any two of the following officers of MSDW Advisors:

          (1)  CEO/President

          (2)  Chief Investment Officer

          (3)  Chief Administrative Officer

          (4)  General Counsel

          (5) any other person so designated by the CEO or President, provided, however, that no more than ten persons, at any time, may be Clearing Officers.

     These officers are referred to in this Code as "Clearing Officers."

     Prior to obtaining the two signatures from the Clearing Officers, the form must be approved by the MSDW Advisors Department responsible for the type of security for which permission is being sought, as follows:

     1. Equity Trading                  --Equity Trading Department
     2. Fixed-Income Corporate          --Manager, Corporate Fixed-Income
        Bonds
     3. Municipal Bonds                 --Manager, Municipal Fixed-Income
     4. Non-Investment Grade            --Manager, High Yield Fixed-Income
        ("Junk") Bonds
     5. Collateralized Mortgage         --Manager, Government Fixed-Income
        Obligations (CMOs) and
        other non-exempt Mortgage
        and Asset-Backed Securities
     6. Convertible Securities          --Manager, Convertible Securities

     Prior to obtaining the Clearing Officers' signatures the form also must be reviewed and initialed by the MSDW Advisors' Risk Management Department. A copy of MSDW Advisors Securities Transaction Approval Form, which may be revised at any time, is attached as Exhibit B.

     The Clearing Officers will not sign unless the approvals of the relevant investment department and MSDW Advisors' Risk Management Department are indicated on the form. MSDW Advisors' Risk Management Department has implemented procedures reasonably designed to monitor purchases and sales effected pursuant to the aforementioned pre-clearance procedures.

(b)  Time of Clearance

     All approved securities transactions, whether executed through AN MSDW BROKERAGE ACCOUNT OR AN MSDW ONLINE ACCOUNT, must take place, prior to 4:00 p.m. EST, on the same day that the complete advance clearance is obtained. If the transaction is not completed on the date of clearance, a new clearance must be obtained, including one for any uncompleted portion. Post-approval is not permitted under the Code of Ethics. If it is determined that a trade was completed before approval, it will be considered a violation of the Code of Ethics.

(c)  Permitted Brokerage Accounts

     ALL SECURITIES TRANSACTIONS MUST BE THROUGH AN MSDW BROKERAGE ACCOUNT OR AN MSDW ONLINE ACCOUNT; NO OTHER BROKERAGE ACCOUNTS ARE PERMITTED UNLESS SPECIAL PERMISSION IS OBTAINED. If you maintain accounts outside of MSDW, you must immediately transfer your accounts to a MSDW branch. Failure to do so will be considered a significant violation of the Code of Ethics. In the event permission is granted to maintain an outside brokerage account, it is the responsibility of the employee to arrange for duplicate confirmations of all securities transactions and monthly brokerage statements to be sent to the MSDW Advisors' Risk Management Department.

     Prior to opening an MSDW Online Account, Access Persons must obtain approval from MSDW Advisors' Risk Management Department. No employee may open an MSDW Online account unless a completed and signed copy of their MSDW Online account application and MSDW Employee Account Request Form is submitted to MSDW Advisors' Risk Management Department for approval. No employee may apply for an

          MSDW ONLINE ACCOUNT ONLINE. A copy of the MSDW Employee Account Request Form, which may be revised at any time, is attached as Exhibit C.

     (d)  Form

          Clearance must be obtained by completing and signing the Securities Transaction Approval Form provided for that purpose by MSDW Advisors and obtaining the signature of the correct Department indicated in sub-section C.1 (a) and any two of the Clearing Officers. The form must also indicate the name of the individual's Financial Advisor and the Branch Office Number, whether the account is an MSDW Online Account, as well as other required information.

          If you have more than one account under your control, indicate on the approval sheet for which account the trade is intended. ADDITIONALLY, PLEASE ADVISE YOUR FINANCIAL ADVISOR OR MSDW ONLINE TO SEND DUPLICATE COPIES OF YOUR CONFIRMATION SLIPS AND BROKER STATEMENTS TO THE MSDW ADVISORS' RISK MANAGEMENT DEPARTMENT FOR EACH ACCOUNT UNDER YOUR CONTROL.

     (e)  Filing

          After all required signatures are obtained, the Securities Transaction Approval Form must be filed with the Risk Management Department of MSDW Advisors by noon of the day following execution of the trade for filing in the respective individual's Code of Ethics file. A copy is retained by the employee for his or her records. (If a preclearance request is denied, a copy of the form will be maintained with MSDW Advisors' Risk Management Department.)

2.   Factors Considered in Clearance of Personal Transactions

     In addition to the limitations and restrictions set forth under B above, the Clearing Officers, in keeping with the general principles and objectives of this Code of Ethics, may refuse to grant clearance of a personal transaction in their sole discretion without being required to specify any reason for the refusal. Generally, the Clearing Officers will consider the following factors in determining whether or not to clear a proposed transaction:

     (a) Whether the amount or the nature of the transaction or person making it is likely to affect the price or market of the security.

     (b) Whether the individual making the proposed purchase or sale is likely to benefit from purchases or sales being made or considered on behalf of any Morgan Stanley Dean Witter Fund or client.

     (c) Whether the transaction is non-volitional on the part of the individual.

3.   Exempt Securities

     (a) The securities listed below are exempt from the restrictions of sub-sections (B)(1) and (7), the advance clearance requirement of sub-section C and the quarterly and annual reporting requirements of sub-section D. Therefore, it is not necessary to obtain advance clearance for personal transactions in any of the following securities nor is it necessary to report such securities in the quarterly transaction reports or annual securities holdings list:

          (i)       U.S. Government Securities;

          (ii)      Bank Certificates of Deposit;

          (iii)     Bankers' Acceptances;

          (iv) Commercial Paper;

          (v) Purchases which are part of an automatic dividend reinvestment plan (All employees with dividend reinvestment plans must submit a memorandum to the compliance officer in MSDW Advisors' Risk Management Department stating the name and the amount invested in the automatic dividend reinvestment plan. Any sales must be pre-approved); and

          (vi) Open-end investment companies (mutual funds) (Closed-end funds must be pre-approved).

     (b) Unit Investment Trusts are exempt from the restrictions of sub-sections B (1) and (7) and the advance clearance requirement of sub-section C, but are subject to the quarterly and annual reporting requirements of sub-section D:

     (c) Morgan Stanley Dean Witter & Co. stock (including exercise of stock option grants), due to the fact that it may not be purchased by any actively managed Morgan Stanley Dean Witter Fund (other than index-type funds) or for any MSDW Advisors Managed Account, is exempt from the restrictions of sub-section B(7) and the advance clearance requirement of sub-section C. However, MSDW stock held in an approved brokerage account remains subject to the quarterly and annual reporting requirements of sub-section D as well as the 60 day short swing profit restriction in Section B(1) (except in connection with the sale of MSDW stock acquired through the exercise of employee stock options). The restrictions imposed by Morgan Stanley Dean Witter & Co. on Senior Management and other persons in connection with transactions in Morgan Stanley Dean Witter & Co. stock are not affected by the exemption of Morgan Stanley Dean Witter & Co. stock from the advance clearance requirements of this Code, and continue in effect to the extent applicable.

4.   Accounts Covered

     Advance clearance must be obtained for any personal transaction in a security by an Access Person if such Access Person has, or as a result of the transaction acquires, any direct or indirect beneficial ownership in the security.

     The term "beneficial ownership" is defined by rules of the SEC which will be applicable in all cases. Generally, under the SEC rules, a person is regarded as having beneficial ownership of securities held in the name of:

     (a) a husband, wife or a minor child; or

     (b) a relative sharing the same house; or

     (c) anyone else if the Access Person:

         (i) obtains benefits substantially equivalent to ownership of the securities; or

         (ii) can obtain ownership of the securities immediately or at some future time.

5.   Exemption from Clearance Requirement

     Clearance is not required for any account over which the Access Person has no influence or control. In case of doubt the Access Person may state on the Securities Transaction Approval Form that he or she disclaims any beneficial ownership in the securities involved.

     D.   Report of Transactions

          1.   Transactions and Accounts Covered

               (a) All securities transactions, except for transactions involving exempt securities listed in Section V., sub-section C.3.(a) and Section V., sub-section D.1.(c) of this Code, must be reported in the next quarterly transaction report after the transaction is effected.

                    The quarterly report shall contain the following information:

                    (i) The date of the transaction, the title, interest rate and maturity date (if applicable), number of shares and principal amount of each security involved;

                    (ii) The nature of the transaction (i.e., purchase, sale, or any other type of acquisition or disposition);

                    (i)   The price at which the purchase or sale was effected;

                    (ii) The name of the broker, dealer, or bank with or through which the purchase or sale was effected; and

                    (iii) The date the report was submitted to MSDW Advisors'
                          Risk Management Department by such person.

                    In addition, any new brokerage account(s) opened during the quarter as well as the date(s) the account(s) was opened must be reported. The report must contain the following information:

                    (i) The name of the broker, dealer, or bank with whom the account was established;

                    (ii)  The date the account was established; and

                    (iii) The date the report was submitted to MSDW Advisors'
                          Risk Management Department.

               (b) Directors and officers who, pursuant to Section III, are exempt from preclearance are subject to the quarterly reporting requirements.

               (c) An Access Person need not make a quarterly transaction report if (i) they maintain an MSDW brokerage account or MSDW Online Account and (ii) the report would duplicate information contained in the broker trade confirms or account statements received by MSDW Advisors' Risk Management Department and (iii) no new brokerage accounts were opened during the quarter by such person, including any account established with MSDW Online or an MSDW broker.

          2.    Time of Reporting

               (a)  Initial Holdings Report

                    Each Access Person must, at the time of becoming an Access Person, provide an initial holdings report to the Compliance Officer or Compliance Coordinator disclosing (i) all securities beneficially owned by the Access Person listing the title of the security, number of shares held, and principal amount of the security (any privately-placed securities held must be reported) (ii) the name of the broker dealer or financial institution where the Access Person maintains a personal account and (iii) the date the report is submitted by the Access Person. New employees will be required to provide a listing of all non-exempt securities holdings as of the date of commencement of employment as well as a listing of all outside brokerage accounts. This report must be provided no later than 10 days after a person becomes an Access Person.

     (b)  Quarterly Transaction Reports

          Each Access Person must submit a quarterly report of all securities transactions, except for transactions involving exempt securities listed in Section V., sub-section C.3.(a) and transactions in accounts defined in Section V., sub-section D.1(c) of this Code, within 10 calendar days after the end of each calendar quarter. Any new brokerage Accounts(s) opened during the quarter as well as the date(s) the account(s) was opened must be reported within 10 calendar days after the end of each calendar quarter.

     (c)  Annual Holdings Reports

          The January Annual Listing of Securities Holdings Report requires all Access Persons (including those who may have been exempt from having to file quarterly reports pursuant to D.1.(c), above) to provide an annual listing of holdings of (i) all securities beneficially owned listing the title of the security, number of shares held, and principal amount of the security as of December 31 of the preceding year, except securities exempt from pre-clearance and reporting under
          Section V., sub-section C.3(a), (ii) the name of any broker dealer or financial institution where the account(s) are maintained, as of December 31 of the preceding year (a current listing will also be required upon the effectiveness of this Code) and (iii) the date the Report is submitted by the Access Person. The information must be current as of a date not more than 30 days before the report is submitted.

3.   Form of Reporting

     The initial holdings report, quarterly transaction report and the annual listing of holdings report must be on the appropriate forms provided by MSDW Advisors. Not submitting a quarterly transaction report to MSDW Advisors' Risk Management Department will constitute a representation by an Access Person, that such person has (i) only executed reportable transactions in an exempt account as defined in Section V., sub-section D.1(c) above, or (ii) only traded securities exempt from the reporting requirements defined in Section V., sub-section C.3(a) above. In addition, not submitting a quarterly transaction report will constitute a representation that during the quarter such person has not opened any new brokerage accounts of mutual fund accounts with brokerage facilities during the quarter. Copies of MSDW Advisors' initial holdings report, quarterly transaction report and the annual listing of holdings report, which may be revised at any time, are attached as Exhibits D, E, and F, respectively.

4.   Responsibility to Report

     The responsibility for taking the initiative to report is imposed on each individual required to make a report. Any effort by MSDW Advisors to facilitate the reporting process does not change or alter that responsibility.

5.   Where to File Report

     All reports must be filed with the Risk Management Department of MSDW Advisors.

6.   Responsibility to Review

     MSDW Advisors' Risk Management Department's Compliance Officer or Compliance Coordinator will review all initial holdings reports, quarterly transaction reports, and annual listing of holdings reports filed by Access Persons as well as broker confirmations and account statements.

VI.   Review Committee

      A Code of Ethics Review Committee, consisting of the CEO/President, Chief Investment Officer and the General Counsel of MSDW Advisors, will review and consider any proper request of an Access Person for relief or exemption from any restriction, limitation or procedure contained herein, which restriction, limitation or procedure is claimed to cause a hardship for such Access Person. The committee shall meet on an ad hoc basis, as deemed necessary upon written request by an Access Person, stating the basis for his or her request for relief. The committee's decision is solely within its complete discretion.

VII.  Service as Director

      No Access Person may serve on the board of any company without prior approval of the Code of Ethics Review Committee. If such approval is granted, it will be subject to the implementation of Chinese Wall procedures to isolate investment personnel serving as directors from making investment decisions for Morgan Stanley Dean Witter Funds or MSDW Advisors Managed Accounts concerning the company in question.

VIII. Gifts

      No Access Person shall accept, directly or indirectly, anything of value, including gifts and gratuities, in excess of $100 per year from any person or entity that does business with any Morgan Stanley Dean Witter Fund or MSDW Advisors Managed Account, not including occasional meals or tickets to theater or sporting events or other similar entertainment.

IX.   Sanctions

      Upon discovering a violation of this Code, MSDW Advisors may impose such sanctions as it deems appropriate, including, but not limited to, a reprimand (orally or in writing), demotion, and suspension or termination of employment. The CEO of MSDW Advisors, in his sole discretion, is authorized to determine the choice of sanctions to be imposed in specific cases, including termination of employment of any employee.

X.    Effective Date

      All employees, officers and Directors of MSDW Advisors, Services and Distributors (whether or not Access Persons) are required to sign a copy of this Code indicating their agreement to abide by the terms of this Code.

      In addition, all employees, officers and Directors of MSDW Advisors, Services and Distributors will be required to certify annually that (i) they have read and understand the terms of this Code of Ethics and recognize the responsibilities and obligations incurred by their being subject to this Code, and (ii) they are in compliance with the requirements of this Code of Ethics, including but not limited to the reporting of all brokerage accounts, the preclearance for Access Persons and all non-exempt personal securities transactions in accordance with this Code.

XI.   Employee Certification

      I have read and understand the terms of the above Code of Ethics. I recognize the responsibilities and obligations, including but not limited to my quarterly transaction, annual listing of holdings, and initial holdings reporting obligations, incurred by me as a result of my being subject to this Code of Ethics. I hereby agree to abide by the above Code of Ethics.

---------------------------------------           -------------------------
(Signature)                                       (Date)


---------------------------------------
(Print name)